Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:	Investor Contact:

Cherie Stewart	Jim Curley
LeapFrog Enterprises, Inc.	LeapFrog Enterprises, Inc.
510-596-3343	510-420-4882
cstewart@leapfrog.com	jcurley@leapfrog.com

LEAPFROG REPORTS THIRD QUARTER 2004 RESULTS

EMERYVILLE, Calif. – October 27, 2004 – LeapFrog Enterprises, Inc. (NYSE: LF), a leading developer of innovative technology-based educational products, today reported financial results for the third quarter ended September 30, 2004.

Net Sales

Net sales for the third quarter of 2004 were $231.1 million, compared with $203.9 million in the third quarter of 2003, up 13%.

Segment Results

Net sales from the U.S. Consumer segment were $170.8 million, up 2% from $167.1 million in the third quarter of 2003. Net sales from the International segment were $46.1 million, up 56% from $29.5 million in the third quarter of 2003. Net sales from the Education and Training segment were $14.2 million, up 96% from $7.3 million in the third quarter of 2003. The three segments represented 74%, 20% and 6%, respectively, of consolidated quarterly net sales for the third quarter of 2004, as compared with 82%, 14% and 4% of consolidated quarterly net sales in the third quarter of last year.

Gross Margin

Gross margin was 40.5% in the third quarter of 2004, compared with 51.4% in the third quarter of 2003. Gross margin declined largely due to lower gross profit margins in the U.S. Consumer segment, which saw a shift in the mix of products sold in the quarter from higher margin software to newer lower margin platforms, and to a lesser extent due to costs related to warehousing, freight and increased component and materials costs.

LeapFrog Reports Third Quarter 2004 Results

October 27, 2004

Net Income

The company recorded net income for the third quarter of 2004 of $20.2 million, or $0.33 per diluted share, compared with net income for the third quarter of 2003 of $33.4 million, or $0.55 per diluted share.

“While our SchoolHouse and International Consumer businesses currently exhibit strong growth, the management team at LeapFrog is focused on optimizing our processes and reducing expenses, revitalizing our LeapPad business, increasing software sales this holiday season and increasing product margins in 2005, and improving the performance of our supply chain,” said Tom Kalinske, Chief Executive Officer. “We are committed to implementing these changes while also maintaining our focus on effective education, innovation and achieving our mission to become the leading learning products company in the world.”

Outlook for 2004

The company’s published guidance for the full 2004 year is as follows:

•	Net sales of $680 to $710 million

•	Gross profit margin of 42% to 43% of net sales

•	Operating expenses of 36% to 37% of net sales

•	Fully diluted share count of approximately 61.5 million

•	Diluted net income per share of $0.40 to $0.60

Third Quarter Report Conference Call

A conference call will be held today, Wednesday, October 27 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these announcements and to provide further discussion of results for the quarter and outlook for 2004. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the web cast will be available on these websites through December 31, 2004. To participate in the call, please dial (706) 634-0183.

LeapFrog Reports Third Quarter 2004 Results

October 27, 2004

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE: LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for children from birth to 16 years.

LeapFrog’s award-winning U.S. consumer products are available in six languages at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse-curriculum programs are currently in classrooms across the U.S. with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse™ products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine and the Teacher’s Choice Award from Learning magazine.

LEAPFROG, LEAPPAD and the LeapFrog logo are trademarks or registered trademarks of

LeapFrog Enterprises, Inc. ©2004 LeapFrog Enterprises, Inc. All rights reserved.

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including the financial guidance in the section entitled “Outlook for 2004,” as well as other statements regarding the company’s anticipated net sales, gross margins, earnings, product introductions and availability, expected sales to U.S. schools, future sales to retailers based on retailers’ sales to consumers, and anticipated infrastructure and expense improvements. These forward-looking statements involve risks and uncertainties, including changes in budgets and product review cycles of schools and other educational programs, reseller’s changes in their own inventory and stocking models, the financial condition of retailers of the company’s products, the company’s ability to implement planned distribution and supply chain initiatives on time, the company’s ability to invent, develop, introduce and market products in a timely and cost-effective manner, the cost and availability of components and materials, the shelf space allocated to the company by its retail customers, the seasonality of the consumer electronics and toy business at retail, and the acceptance of the company’s products by consumers in the United States and internationally. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its quarterly report on Form 10-Q filed on August 6, 2004, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

LeapFrog Reports Third Quarter 2004 Results

October 27, 2004

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LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,		December 31, 2003
	2004	2003
	(Unaudited)		(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$78,295	$55,028	$69,844
Short term investments	34,123	42,815	42,759
Restricted cash	8,918	—	—
Accounts receivable, net	188,847	155,447	281,792
Inventories, net	192,792	119,508	90,897
Prepaid expenses and other current assets	9,778	9,847	8,370
Deferred income taxes	25,773	26,121	11,735

Total current assets	538,526	408,766	505,397

Property and equipment, net	25,997	22,028	20,547
Deferred income taxes	1,218	9,332	619
Intangible assets, net	29,997	25,359	25,048
Other assets	9,515	185	1,048

Total assets	$605,253	$465,670	$552,659

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$115,806	$64,230	$86,161
Accrued liabilities	39,624	32,700	44,634
Deferred revenue	322	1,027	1,417
Income taxes payable	9,620	2,440	4,729

Total current liabilities	165,372	100,397	136,941

Deferred rent and other long term liabilities	844	575	572
Deferred income taxes	31	3,595	—

Total stockholders’ equity	439,006	361,103	415,146

Total liabilities and stockholders’ equity	$605,253	$465,670	$552,659

LeapFrog Reports Third Quarter 2004 Results

October 27, 2004

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$231,094	$203,888	$383,540	$348,651
Cost of sales	137,541	99,066	221,572	167,367

Gross profit	93,553	104,822	161,968	181,284

Operating expenses:
Selling, general and administrative	29,971	22,750	84,118	66,175
Research and development	15,242	14,003	42,657	41,679
Advertising	15,659	13,545	29,885	26,230
Depreciation and amortization	2,042	1,943	5,578	6,103

Total operating expenses	62,914	52,241	162,238	140,187

Income/(loss) from operations	30,639	52,581	(270)	41,097

Interest income, net	487	247	1,380	950
Other income/(expense)	(449)	412	344	3,034

Income before provision for income taxes	30,677	53,240	1,454	45,081

Provision for income taxes	10,444	19,836	451	16,572

Net income	$20,233	$33,404	$1,003	$28,509

Net income per common share:
Basic	$0.34	$0.58	$0.02	$0.50
Diluted	$0.33	$0.55	$0.02	$0.47

Shares used in calculating net income per common share:
Basic	60,060	58,045	59,686	56,692
Diluted	61,545	61,086	61,520	60,169

LeapFrog Reports Third Quarter 2004 Results

October 27, 2004

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Net income	$1,003	$28,509

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,344	12,208
Provision for doubtful accounts	1,311	251
Deferred income taxes	(14,606)	(14,327)
Tax benefit from exercise of stock options and other	8,805	35,542
Other non-cash items	1,050	529

Other changes in operating assets and liabilities:
Accounts receivable	91,634	3,556
Inventories	(101,895)	(24,632)
Prepaid expenses and other current assets	(1,408)	(5,782)
Notes receivable due from related parties	—	595
Other assets	277	99
Accounts payable	29,645	5,386
Accrued liabilities	(5,010)	(7,833)
Income taxes payable	4,891	(19,392)

Net cash provided by operating activities	28,041	14,709

Investing activities:
Purchases of property and equipment	(16,423)	(13,183)
Purchase of intangible assets	(6,320)	(3,000)
Purchases of investments	(69,725)	(59,063)
Sale of short term investments	60,541	18,635
Sale of investments in related party	—	181

Net cash used in investing activities	(31,927)	(56,430)

Financing activities:
Proceeds from the payment of notes receivable from stockholders	—	2,624
Proceeds from the exercise of stock options and employee stock purchase plan	11,970	23,199

Net cash provided by financing activities	11,970	25,823

Effect of exchange rate changes on cash	367	99

Increase in cash and cash equivalents	8,451	(15,799)
Cash and cash equivalents at beginning of year	69,844	70,827

Cash and cash equivalents at end of period	$78,295	$55,028